EXHIBIT 99.1

Rand Capital Announces Third Quarter Results

   * Rand raises $3,762,000 through a Private Placement of 1,100,000 shares.

   * Net Asset Value is $3.42 per share for the quarter ending
     September 30, 2009, unchanged from prior quarter

   * Portfolio company, Kionix, Inc. enters definitive sale agreement with ROHM Co. Ltd., which could result in $5.6 million in proceeds

   * One new investment and two follow-on investments

   * Directors extend stock repurchase authorization

   * Anticipate $10 million in capital for new investments

BUFFALO, N.Y., Nov. 4, 2009 (GLOBE NEWSWIRE) -- Rand Capital Corporation (Nasdaq:RAND) ("Rand"), a business development company (BDC) that provides capital and managerial expertise for small to medium-sized private companies, announced its financial results for the third quarter ended September 30, 2009 highlighting a net asset value of $3.42 per share, unchanged from June 30, 2009. At the end of the third quarter, Rand's total investment portfolio was valued at $29.1 million, which exceeds its cost basis of $15.0 million, reflecting $14.1 million in net unrealized appreciation.

Allen F. Grum, President of Rand Capital, stated: "It was a busy quarter and we are pleased to share our results. Raising $3.8 million in new capital gives us the flexibility to address new investments at a favorable time. We are pleased with the proposed sale of Kionix to ROHM. Based on the anticipated sale and financial results, we estimate that we will receive $5.6 million versus our $1.5 million in cost. With the potential of $10 million in available capital, we are actively evaluating a handful of attractive investment opportunities and look forward to sharing these with you in the future."

Portfolio Activities

During the quarter, Rand made a $500,000 investment in Microcision LLC (Philadelphia, PA) (www.microcision.com) in the form of a note. Microcision is a manufacturer of custom medical and dental implants including precision machined components, implants and assemblies. Also during the quarter, Rand made two follow-on investments. Rand participated in a financing round in Niagara Dispensing Technologies, Inc. (Amherst, NY) (www.niagaradispensing.com) with a loan of $300,000. Niagara Dispensing is a beverage dispensing technology developer and products manufacturer specializing in rapid pour beer dispensing systems for high volume stadium and concession operations. Rand also made a $300,000 investment in GridApp Systems, Inc. (New York, NY) (www.gridapp.com), a leading provider of automation solutions that help businesses gain control of their heterogeneous database environment.

During the quarter, Rand revalued its investments in APF Group, Inc. (Yonkers, NY) (www.apfgroup.com), Golden Goal LLC (Fort Ann, NY) (www.goldengoalsoccer.com), Innov-X Systems, Inc. (Woburn, MA) (www.innovxsys.com) and Kionix, Inc. (Ithaca, NY) (www.kionix.com). APF and Golden Goal were reduced to reflect their current and expected financial performance. Innov-X Systems and Kionix were revalued to reflect current market conditions in the merger and acquisition markets for similar companies. In addition, following the end of the quarter Kionix announced that it had entered a definitive sale agreement with ROHM Co., Ltd. contributing in the increase in Rand's valuation from $2 million during the prior quarter to $5.6 million at September 30, 2009.

Also during the quarter Rand completed the sale of 1.1 million shares of common stock through a private placement, generating $3.8 million. Mr. Grum stated, "Rand is seeing good deal flow as businesses seek out new sources of capital to both stabilize and grow their business, and in what seems to be a more stable, yet still challenging economic climate."

The Corporation has also obtained an additional financing commitment from the Small Business Administration (SBA) to provide $1.9 million in additional funding for Rand Capital Corporation's wholly owned subsidiary, Rand Capital SBIC, Inc. These funds will be used toward future investments.

The Board of Directors also approved the continuation of their stock repurchase program, providing for the market acquisition of up to 340,096 shares of Rand stock through October 22, 2010.

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business. Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiaries provide capital and managerial expertise to small and medium sized private companies that lack sufficient channels to the capital markets. Rand is traded on the NASDAQ under the symbol "RAND". Rand is headquartered in Buffalo, NY. www.randcapital.com

CONTACT:  Rand Capital Corporation
          Investor Contact:
          Allen F. Grum, President
          716.853.0802
          pgrum@randcapital.com